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                                                                    Exhibit 99.1



                            VINEYARD NATIONAL BANCORP



                      VINEYARD NATIONAL BANCORP ANNOUNCES
                     ISSUANCE OF TRUST PREFERRED SECURITIES

Rancho Cucamonga, California - December 22, 2003 - Vineyard National Bancorp (NASDAQ: VNBC) (the "Company") announced that it has completed a private issuance of $10 million in trust preferred securities as part of a pooled securitization transaction with several other financial institutions on December 19, 2003. The floating rate trust preferred securities will bear an interest rate of three-month LIBOR plus 2.85 percent, and will mature on January 23, 2034. The trust preferred securities were issued through a newly formed trust, Vineyard Statutory Trust IV. The securities constitute additional resources and further strengthen the Company's existing capital.

The Company is a bank holding company in excess of $800 million headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service branch offices in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Beverly Hills, San Diego, and Irvine, California. The Company's common stock is traded on The Nasdaq National Market System under the symbol "VNBC."

DISCLAIMER

This press release does not constitute an offer to buy or a solicitation to sell the capital securities.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668
Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com